Exhibit 10.7

FORM OF MASTER LINE OF CREDIT LOAN AGREEMENT

THIS MASTER LINE OF CREDIT LOAN AGREEMENT (“Loan Agreement”) is made and entered into this _______ day of ________, 20_____, by and between INSPIRE VETERINARY PARTNERS, INC., a Delaware corporation, (“Borrower”), KIMBALL CARR and CHARLES STITH KEISER (“Guarantors”) and FARMERS NATIONAL BANK OF DANVILLE, KENTUCKY (“Bank”).

WITNESSETH:

WHEREAS, Borrower has applied to the Bank to establish a line of credit to provide financing for the Borrower’s purchase of veterinary practices (hereinafter each veterinary practice shall be referred to individually as a “Practice” and collectively, as the “Practices”);

WHEREAS, Bank, in reliance on, among other things, the Guarantors agreement to guarantee all obligations of Borrower to the Bank, has approved and agreed to establish a revolving line of credit (“Revolving Line”) in favor of Borrower in the amount of TWO MILLION DOLLARS ($2,000,000.00) to be drawn for the initial purchase of Practices pursuant to the terms and conditions hereinafter set forth.

WHEREAS, Bank, in reliance on, among other things, the Guarantors agreement to guarantee all obligations of Borrower to the Bank, has approved and agreed to establish a closed end line of credit (“Closed End Line”) in favor of Borrower in the amount of EIGHT MILLION DOLLARS ($8,000,000.00) to be documented and disbursed as individual loans to pay down draws on the Line of Credit and to provide longer term financing of the purchase of Practices pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings herein contained, Bank shall make to Borrower, and Borrower shall accept from Bank, each “Loan” as hereafter defined;

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ARTICLE I

GENERAL TERMS AND CONDISIONS

1.1          Renewal Date. This Agreement shall terminate and the Revolving Line shall mature and be due and payable in full two (2) years from the date hereof, provided, however, any Loan, as hereinafter defined, then outstanding pursuant to this Agreement shall continue in full force and effect according to its terms so long as no Event of Default (as hereinafter defined) shall have occurred hereunder. This Agreement may be renewed upon such terms and conditions as the parties hereto mutually agree.

1.2          Separate Loan. Each disbursement under the Revolving Line shall be made for the purchase of an individual Practice pursuant to the terms and conditions set forth herein selected and negotiated by Borrower and Guarantors. Bank shall be provided by Borrower and Guarantors with all documentation that Bank deems convenient to review and approve all draws on the Revolving Line, in its sole discretion. Bank shall be under no obligation to approve any draw on the Revolving Line and the Closed End Line. Each draw on the Revolving Line shall be repaid with a Loan made pursuant to the Closed End Line within One Hundred Twenty (120) days of the draw on the Revolving Line. Borrower and Guarantors shall be responsible for providing Bank with all documentation required by Bank in connection with making a Loan through the Closed End Line. Each draw on the Revolving Line and the Closed End Line shall not exceed EIGHTY FIVE percent (85%) of the purchase price of the Practice. Borrower shall contribute and maintain equity of a minimum of FIFTEEN (15%) percent of the initial purchase price of a Practice as long as any draw on the Revolving Line or a Loan remains unpaid.

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1.3.         Interest Rate.

1.3a        Revolving Line of Credit: The interest rate charged on all sums advanced under the provisions and terms of this Agreement shall be equal to the New York Prime Rate (hereinafter referred to as the New York Prime Rate) PLUS .50% that shall never be less than 3.57%. The New York Prime Rate shall at any time mean the interest rate per annum most recently quoted from time to time in The Wall Street Journal Money Rates Column as the New York Prime Rate or base rate on corporate loans in effect at large United States money center commercial banks. Should said publication publish two (2) or more rates, then the New York Prime Rate shall be the higher of the rates published. The New York Prime Rate may not be the lowest rate offered by Bank and Bank may make or renegotiate any Loan at above, below or without reference to the New York Prime Rate. The interest rate shall be adjusted each time and at any time the New York Prime Rate changes as published by the Wall Street Journal. Should the Wall Street Journal cease to publish the New York Prime Rate, then Bank shall substitute the Bank Prime Rate as the New York Prime Rate@ used herein. The note rate of interest on this date is THREE AND SEVENTY-FIVE HUNDREDETHS (3.75%) percent. Any change in the New York Prime Rate shall be effective from the beginning of the business day on which such change becomes effective. Interest hereon shall be computed on the basis of the actual number of days elapsed over an assumed year of 360 days. Payments of interest only shall be payable monthly according to the terms and conditions of each Note as defined in Section 3.1 herein. If any payment is ten (10) days or more past due, then Borrower shall pay five percent (5%) of the amount of the payment that is past due as a late charge, however, this charge will not be greater than $999.99. The interest rate will be increased by two (2%) percent per annum if any payment is not received at Bank in thirty (30) days of its due date.

1.3b        Closed End Line of Credit: The interest rate charged on all sums advanced under the provisions and terms of this Agreement shall have an initial fixed rate of 3.98%. This rate of interest shall be fixed for the first five years of the loan. Immediately following the fixed rate period, the rate of interest shall be eligible to adjust annually at a rate to be equal to the New York Prime Rate (hereinafter referred to as the New York Prime Rate) PLUS .65% that shall never be less than 3.57%. The New York Prime Rate shall at any time mean the interest rate per annum most recently quoted from time to time in The Wall Street Journal Money Rates Column as the New York Prime Rate or base rate on corporate loans in effect at large United States money center commercial banks. Should said publication publish two (2) or more rates, then the New York Prime Rate shall be the higher of the rates published. The New York Prime Rate may not be the lowest rate offered by Bank and Bank may make or renegotiate any Loan at above, below or without reference to the New York Prime Rate. The interest rate shall be adjusted annually. Should the Wall Street Journal cease to publish the New York Prime Rate, then Bank shall substitute the Bank Prime Rate as the New York Prime Rate used herein. Payments of interest only (followed by payments of principal and interest) shall be payable monthly according to the terms and conditions of each Note as defined in Section 3.1 herein. If any payment is ten (10) days or more past due, then Borrower shall pay five percent (5%) of the amount of the payment that is past due as a late charge, however, this charge will not be greater than $999.99. The interest rate will be increased by two (2%) percent per annum if any payment is not received at Bank in thirty (30) days of its due date.

1.4          Loan Purpose and Use of Funds. The proceeds of each Loan shall be used solely for the purpose of purchasing the Practices as defined herein. At least ten (10) business days prior to requesting a draw on the Revolving Line, Borrower and Guarantors shall provide Bank with copies of all information they obtained relating to the Practice that is proposed to be acquired, including, without limitation, tax returns, financial statements, inventory and equipment summary, accounts receivable/payable summaries, list of indebtedness, list of all equipment leases, a detailed practice valuation, and all pertinent information relating to any real estate proposed to be acquired. At a minimum, each Practice to be acquired must exhibit a minimum projected DSCR of l.0x, defined as EBIDA/Annual Debt Service Requirement.

1.5          Loan Term. The Term of each Loan to acquire a practice shall not exceed ten (10) years. The first twelve months of the Term of a Loan may be interest only. Thereafter, the Loan will convert to an amortizing loan with monthly principal and interest payments. For practice only purchase loans, after the initial twelve (12) month interest only period, the balance would amortize over nine (9) years. For Loans made to purchase real property, after the initial twelve (12) month interest only period, the balance would amortize over a nineteen (19) year period.

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1.6          Loan Fees. Borrower shall pay: an origination and processing fee of $3,225.00 upon the execution of this Loan Agreement, an origination fee equivalent to 35 basis points of the principal amount of each Loan made pursuant to the Closed End Line, a processing fee of $225.00 for each Loan made pursuant to the Closed End Line,

1.7          Prepayment Penalty. No prepayment penalty shall apply to payments on the Revolving Line. Loans made pursuant to the Closed End Line will be subject to a refinance fee of (a) in years one (1) and two (2) of 2% of the then outstanding principal balance of the Loan, (b) in years three (3), four (4), and five (5) of 1% of the then outstanding principal balance, and (c) no fee after year five (5). This refinance fee is due only if Borrower pays off loan(s) by refinancing. No fee is applied if Borrower pays off through sale of the practice/real estate or through normal cash flow.

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ARTICLE II

MASTER CREDIT FILE

2.1          Bank’s Discretion. Bank’s obligation to fund any draw on the Line of Credit Loan and to fund any Loan made pursuant to the Closed End Line is subject to the receipt and the approval by Bank of documentation concerning Borrower, Guarantors, and the Practice, in form and substance acceptable to Bank and Bank’s counsel in their sole discretion.

2.2          Master Line of Credit Loan Agreement. Bank shall have received a fully executed original of this Agreement.

2.3          Business Credit Application. Bank shall have received a complete and signed Business Credit Application Form.

2.4          Certificate of Existence. Lender shall have received a Certificate of Existence for Borrower(s).

2.5          Company Documentation. Borrower shall have provided Bank with copies of its formation and control documents.

ARTICLE III

LOAN EVIDENCE AND SECURITY

3.1          Evidence. Each Loan shall be evidenced by a Note (herein the “Note”), payable to the order of Bank and bearing interest and payable as provided therein and herein.

3.2          Security. Repayment of the Revolving Line and the Notes evidencing the Loans made pursuant to the Closed End Line shall be secured by the personal guarantees of the Guarantors and such security instruments (hereinafter collectively called the “Security Instruments”), as determined in Bank’s sole discretion, including, as appropriate, a security agreement, a mortgage, and an assignment of rents and leases, granted by Borrower to Bank creating a first and prior security interest in all of the personal property owned by the Practice, a mortgage lien upon the any real estate owned by the Practice, subject only to encumbrances that are acceptable to the Bank (the “Permitted Exceptions”). Bank shall have a first and prior UCC filing against the general business assets of Borrower and the newly established entities that will own the Practices. In cases where real estate is included in the purchase of a Practice, Bank shall have a first mortgage and an assignment against rents and leases on such real estate. The value to be used for calculating loan amounts shall be the lesser of the purchase price or the appraised value of the Practice and any related real estate. Guarantors shall each pledge an assignment of “key person” life insurance policy to Farmers National Bank in the amount of $500,000 prior to the first draw on the Revolving Line that shall secure all of the Guarantors obligations to Bank.

ARTICLE IV

ADDITIONAL CONDITIONS PRECEDENT TO MAKING OF EACH LOAN

4.1          Bank’s Discretion. Bank’s obligations under this Loan Agreement to permit any draws on the Revolving Line and to make any Loan pursuant to the Closed End Line will be subject to compliance with the terms and the conditions of this Loan Agreement, unless such condition or conditions shall be expressly waived, in writing, by Bank.

4.2          Appraisal. For purchases of real estate, an appraisal will be ordered by Bank from a reputable appraisal firm acceptable to Bank. The loan to value shall be the lesser of 85% of the appraised value of the real estate or the purchase price of the real estate. Valuations of the Practices shall be provided to Bank prior to any draw on the Revolving Line and prior to the making of any Loan pursuant to the Closed End Line. The purchase price for the Practice shall be supported by the valuation of the Practice and the loan amount shall not exceed the lesser of 85% of the agreed upon purchase price or the practice valuation.

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4.3          Title and Title Insurance. All matters of title and title insurance on any real estate to be purchased must be satisfactory to Bank, including terms and conditions of the policy, and the issuing company of the Lender’s Title Insurance policy. Title must be clear, unencumbered with a first lien position for Bank, subject only to exceptions acceptable to Bank.

4.4          Insurance. Borrower shall obtain Hazard and Physical Damage Insurance and Comprehensive Liability Insurance, with Bank named as an additional insured and loss payee, and such other insurance as Bank may reasonably require upon such terms and with such insurance companies as are acceptable to Bank.

4.5          Environmental. A Real Estate Environmental Risk Questionnaire (“REERQ”) shall be completed and signed by the Borrower prior to any draw on the Revolving Line. The completed REERQ must be submitted to Bank as soon as possible to avoid any lengthy delays in closing, because the answers to the questions on the REERQ may cause a Phase I or a Phase II Environmental Assessment to be required.

4.6          Financial Statements. On an annual basis, no more than 120 days after the end of the calendar year. Borrower shall provide the following information: corporate tax returns (or copy of filed extension); list of Practices owned to date; current debt schedule; A/R and A/P ageing reports (if applicable). Additionally, on a quarterly basis, no more than 45 days after the end of each calendar quarter, Borrower shall provide copies of company prepared financial statements and statements to verify Borrower liquidity. On an annual basis, no more than 120 days after the end of the calendar year, Guarantors shall provide the following information: personal tax returns (or copy of filed extension, with final returns to be provided once filed; copies of all K-ls; and a current signed and dated personal financial statement.

4.7          Fees And Costs. Borrowers will pay all fees and costs related to the Loan or otherwise incurred by the Bank, even in the event the Loan does not close for any reason including, but not limited to, all attorney’s fees and recording fees, title opinions, title insurance, document preparation, mortgages, assignments, security interest perfection, appraisals, any ongoing appraisal evaluations or reviews, environmental reports, flood determinations, and all fees for the closing, preparation of loan documents, servicing and collection of the Loan. At any time during the life of the loan, the bank may need to re-evaluate the value of the property or properties, this shall be at the customer’s expense.

4.9          Conditions to Close. The Bank’s approval of any draw on the Revolving Line and the making of any Loan pursuant to the Closed End Line is contingent on the following:

• no material adverse change in the financial condition, operations or prospects of the Borrower or the Practice prior to funding;

• completion of the documentation and final terms of the proposed financing satisfactory to the Bank and Bank’s counsel; and

• results of all legal due diligence, including lien, judgement and tax search and other matters Lenders may request shall be satisfactory to the Bank and Bank’s counsel.

ARTICLE V

BORROWER'S AFFIRMATIVE DUTIES

5.1          Borrower Covenants. Borrower upon the execution of this Loan Agreement, upon the request for any draw on the Revolving Line, and upon the request for any Loan pursuant to pursuant to the Closed End Line as follows:

5.2          Company Status. Borrower is a duly organized and validly existing corporation under the laws of the Commonwealth of Kentucky and is qualified to do business in Kentucky. The company has the power and right to enter into this transaction, and the officer executing the Loan Documents has been duly authorized to do so; upon execution of the Loan Documents, the obligations set forth therein shall be the valid, legal and binding obligations of the Borrower enforceable according to their respective terms and conditions.

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5.3          Financial Condition. The financial statements, delivered to Bank, are true and show the financial condition of Borrower. Nothing has occurred or will occur before funding which will materially affect in any adverse manner the condition of Borrower as disclosed in their financial statements. Borrower has no known actual or contingent liabilities, except such as are reflected in the financial statements or in other documents that have been delivered to Bank.

5.4          Liens. There are no liens or encumbrances of any kind on any of the assets of Borrower other than liens for current taxes, and those disclosed in Borrowers financial statements.

5.5          Taxes. Borrower has filed all required federal, state, and local tax returns and has paid all taxes and assessments as shown on such returns as they have become due. No claims have been asserted or are unpaid with respect to such taxes except as disclosed in the financial statements.

5.6          Legal Actions. There are no suits or proceedings of any kind or nature pending or threatened against Borrower in or before any court, administrative agency or other tribunal.

5.7          Principal Address. The Permanent address of Borrower is 2324 Valle Rio Way, Virginia Beach, VA 23456. The Permanent address of the Guarantors is as follows:

Charles Stith Keiser	Kimball Carr
[omitted]	[omitted]

ARTICLE VI

BORROWER’S AFFIRMATIVE DUTIES

6.1.         Financial Statements. On an annual basis, no more than 120 days after the end of the calendar year, Borrower shall provide the following information: corporate tax returns (or copy of filed extension); list of Practices owned to date; current debt schedule; A/R and A/P ageing reports (if applicable). Additionally, on a quarterly basis, no more than 45 days after the end of each calendar quarter, Borrower shall provide copies of company prepared financial statements and statements to verify Borrower liquidity. On an annual basis, no more than 120 days after the end of the calendar year, Guarantors shall provide the following information: personal tax returns (or copy of filed extension, with final returns to be provided once filed; copies of all K-ls; and a current signed and dated personal financial statement.

6.2.         Taxes. Borrower shall promptly pay and discharge when due all taxes, assessments and governmental charges of every kind and nature lawfully levied, assessed, or imposed upon Borrower or their properties, except to the extent contested in good faith.

6.3.         Bank Visits. Bank’s designated representative shall be permitted to inspect the books and records of Borrower as well as the Property at reasonable times upon reasonable notice to Borrower of such election.

6.4.         Contingent Liabilities. Bank shall be informed of any litigation, changes in contractual obligations, or other changes in the status quo of the Borrower which could materially affect Borrower’s financial condition.

6.5.         Attorney’s Fees. All attorneys’ fees and other direct Bank expenses incurred in connection with the origination of this Loan Agreement, the Revolving Line and any Loan made under the Closed End Line shall be paid by Borrower.

6.6.         Information. Borrower will furnish to Bank, with reasonable promptness, such data and information concerning the financial condition of Borrower as may be requested by Bank from time to time.

6.7.         Borrower Distributions. Borrower shall not make any distributions to its shareholders without the prior written approval of the Bank.

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ARTICLE VII

BORROWER’S NEGATIVE COVENANTS

7.1.         Liens. Borrower shall not mortgage, pledge or subject to any lien or encumbrance any of the Units, other than (a) liens for taxes not yet due and payable, (b) liens to secure indebtedness to Bank.

7.2.         Assets. Borrower will not sell, lease, transfer or otherwise dispose of all or substantially all of its assets, the result of which would materially affect Borrowers financial condition.

7.3.         Bank Account. Borrower hereby grants to Bank the unrestricted right of set-off against any account of Borrower with Bank. Bank will notify Borrower of all charges which Bank makes against Borrower’s or Guarantor’s accounts pursuant to its rights and remedies hereunder after the making of such charges.

ARTICLE VIII

LOAN CLOSING AND CONDITIONS

8.1.         Date and Place of Closing. The parties shall sign this Loan Agreement and any documents convenient to the establishment of the lines of credit contemplated by this Loan Agreement at such time, date, and place as is convenient to the parties (“Closing”).

8.2.         Closing. At or prior to the Closing, Borrower shall deliver to Bank the documents described or contemplated by this Loan Agreement and pay the fees listed in this Loan Agreement.

ARTICLE IX

EVENTS OF DEFAULT

9.1          Events of Default. Borrower will be in default under this Loan Agreement and all the Loan Documents given in connection herewith upon the happening of any one of the following events:

A.           Payment. If Borrower fails to pay (i) all or any part of the principal or interest on the Revolving Line or any Note evidencing a Loan made pursuant to the Closed End Line (ii) any other amount Borrower owes Bank when the same is due and such failure continues for a period of fourteen (14) days.

B.           Duties. If Borrower fails to perform any of its duties or obligations set forth in this Loan Agreement or any loan documents given in connection herewith, and such failure continues for fourteen (14) days after written notice thereof has been given to Borrower by Bank.

C.           Bankruptcy. If Borrower becomes insolvent or files a voluntary petition of bankruptcy or file a voluntary petition or an answer admitting the jurisdiction of the court and the material allegations of, or consent to any involuntary petition pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law or any jurisdiction, or are adjudicated bankrupt or insolvent, or make an assignment for the benefit of creditors, or apply for or consent to the appointment of any receiver or trustee of, or of a substantial part of, the property of the Borrower.

D.           Involuntary Bankruptcy. If an order shall be entered (without the application, approval or consent of Borrower) and shall not be dismissed or stayed within thirty (30) days from its entry, pursuant to or purporting to be pursuant to any bankruptcy, wage earner petition, reorganization or insolvency law of any jurisdiction (i) approving an involuntary petition seeking reorganization of Borrower, or (ii) approving an involuntary petition seeking an arrangement with creditors of Borrower, or (iii) appointing any receiver or trustee for, or any receiver or trustee of, a substantial part of, the property of the Borrower.

E.           Other Obligations. If Borrower defaults in any payment of principal or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto, or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to cause or permit a holder of such obligation to cause such obligation to become due and payable prior to its stated maturity.

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F.           Misrepresentation. If any representation or warranty made by the Borrower thereof in this Loan Agreement or in any written statement, certificate or document now or later furnished by or for Borrower in connection herewith, proves to be materially untrue as of the date with respect to which it was made.

ARTICLE X

REMEDIES

10.1        Remedies. While Borrower is in default (whether said default be under this Loan Agreement, the Revolving Line of Credit, or the Loan Documents), and at any time thereafter during the continuance of such default Bank may, by giving written notice to Borrower by certified mail, then or at any time thereafter, in its absolute discretion, declare the amount then remaining unpaid on any notes or any renewal notes issued under this Loan Agreement to be forthwith due and payable, anything herein contained or in any note or any renewal note to the contrary notwithstanding.

ARTICLE XI

MISCELLANEOUS

11.1.        Costs and Expenses of Bank. In addition to the other obligations hereunder, Borrower will also pay all out-of-pocket expenses incurred by Bank in connection with the preparation of this Loan Agreement and all the documents executed in connection herewith (whether or not the transaction hereby or thereby contemplated shall be consummated) and the enforcement and protection of the rights of Bank in connection with this Loan Agreement and all the documents executed in connection herewith.

11.2.        Modifications and Consents. No modification or waiver of any provision of this Loan Agreement or the Revolving Line or any Note evidencing a Loan pursuant to the Closed End Line, nor any consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance for the purpose for which given. No notice of demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar, or other circumstances.

11.3.        Documents. Borrower will execute and/or cause others to execute and deliver to Bank the documents necessary to consummate the transactions contemplated hereby (in a from, satisfactory to Bank). Bank will have no duty to make any loans until it has received all requested documents and any other items it deems necessary for its files.

11.4.        Notices. The service upon Borrower of any notice provided for in this Loan Agreement may be made by mailing by certified mail a copy of such notice to the last known address of Borrower as shown by the records of Bank.

11.5.        Waivers. No delay on the pan of the Bank or of any owner of holder of any note issued pursuant hereto, in exercising any right, power or privilege, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or fun her exercise thereof or the exercise of any other right, power or privilege. The rights and remedies therein expressly specified arc cumulative and not exclusive of any rights or remedies which the Bank or any subsequent owner or holder of any note of the Borrower would otherwise have.

11.6.       Governing Law. This Loan Agreement and the documents executed in connection herewith will be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

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11.7.        Oral Agreements. Any oral agreements (past, present, and future) concerning any aspect of the loan are null and void. This Loan Agreement and the other associated loan documents contain all the agreements between Borrower and Bank, and can be amended only by writings signed by Borrower and Bank.

11.8.        Assignment. Borrower may not assign its rights under this Loan Agreement.

11.9.        Severability. The invalidity or unenforceability of any provision hereof shall not affect or impair the validity or enforceability of any other provision.

11.10.      Headings. The headings contained in this Loan Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Loan Agreement.

11.11.      Terminology. As used herein, any gender includes all other genders, the singular includes the plural, and the plural includes the singular, as it appears appropriate from the context. Except as otherwise provided herein, all accounting terms used herein shall be defined in accordance with generally accepted accounting principles and other terms shall be defined in accordance with the Uniform Commercial Codes as adopted by the Commonwealth of Kentucky.

11.12.      Right of Offset. Bank shall have the right of offset against all money and other property held by Bank on deposit, in safekeeping, or otherwise for the account of or to the credit of the undersigned Borrower.

REMAINDER OF PAGE INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the day and year first above written.

BANK:
FARMERS NATIONAL BANK OF DANVILLE, KY

BY:

ITS:

BORROWER:
INSPIRE VETERINARY PARTNERS, INC.,

BY:

ITS:

GUARANTORS:

KIMBALL CARR

STITH KEISER

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